Exhibit 32

CERTIFICATIONS
Pursuant to 18 U.S.C. Section 1350

Each of the undersigned hereby certifies that to his or her knowledge the Quarterly Report on Form 10-Q for the fiscal quarter ended May 5, 2023 of Dollar General Corporation (the “Company”) filed with the Securities and Exchange Commission on the date hereof fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Jeffery C. Owen
Name:	Jeffery C. Owen
Title:	Chief Executive Officer
Date:	June 1, 2023

/s/ Kelly M. Dilts
Name:	Kelly M. Dilts
Title:	Chief Financial Officer
Date:	June 1, 2023